AMENDMENT TO EXCHANGE AGREEMENT

     AMENDMENT TO EXCHANGE AGREEMENT entered into as of the 29th day of March 2000 between PUSA Investment Company, a Nevada corporation ("PUSA"), Laidlaw Pacific Financial Services ("Holdings") Ltd., a company incorporated under the laws of Hong Kong ("LPFS"), Laidlaw Holdings, Inc., a Delaware corporation ("Holdings") and Laidlaw Global Corporation, a Delaware corporation ("LGC").

                                    RECITALS

First: PUSA, LPFS and Holdings entered into a certain Exchange Agreement dated May 20, 1999 (the "Exchange Agreement");

Second: The original purpose of the Exchange Agreement was that Holdings was to acquire LPFS and all of its subsidiaries to the extent owned, more as specifically set forth on Exhibit 4.4 to the Exchange Agreement;

Third: Holdings is now a subsidiary of LGC and LGC wishes to assume all of the obligations of Holdings, as are modified by this Modification to the Exchange Agreement;

Fourth: The parties hereto now intend to modify the Exchange Agreement to the extent that PUSA shall cause its wholly-owned subsidiary, LPFS to transfer all of the issued and outstanding stock of Laidlaw Pacific ("Asia") Ltd., a company organized incorporated under the laws of Hong Kong (the "LPA");

Fifth: The parties hereto intend that this transaction will continue to constitute a tax-free exchange of the stock owned in LPA by LPFS, solely in exchange for voting capital stock of LGC, in accordance with the provisions of Section 368 (a)(1)(B) of the Internal Revenue Code and all terms contained herein shall be interpreted to effectuate such intent;

IT IS THEREFORE AGREED AS FOLLOWS:


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


Paragraph 1 of the Exchange Agreement is amended in its entirety to read as follows:

          1. (i) Exchange: As soon as practicable, PUSA shall cause its wholly owned subsidiary, LPFS, to exchange all of the shares of its wholly-owned subsidiary, LPA, duly endorsed with transfer stamps affixed, for Two Hundred Thousand (200,000) shares of common stock of LGC, par value $0.001 (the "Purchaser Shares"), plus $4 million ($4,000,000) dollars Hong Kong. The Purchaser Shares delivered to PUSA shall be validly issued, fully paid and nonassessable. All such shares, however, shall bear a legend containing a restriction on transfer indicating that the shares may not be offered or sold and no transfer of them may be made unless in compliance with the registration provisions of the Securities Act of 1933, as amended, on an exemption there from. This transaction shall be completed in accordance with the provisions of Section 368 (a)(1)(B) of the Internal Revenue Code. Except for options to purchase common stock of LGC not to exceed 175,000 shares, pursuant to the terms previously granted to employees of LPFS and/or LPA, no other consideration will be given by LGC which has hereby assumed the obligations hereunder of Holdings.


          (ii) The term set forth in the Exchange Agreement defined as "the Stockholder Shares" shall now be deemed to mean all of the issued and outstanding stock of LPA. The term "Stockholder" set forth in the Exchange Agreement shall be deemed to be LPFS. The term "Purchaser" set forth in the Exchange Agreement shall be deemed to mean LGC.

2. Paragraph 2 of the Exchange Agreement shall remain except that the defined terms are as amended herein and that the representations of Stockholder shall be representations of PUSA and LPFS jointly and severally.

3. Paragraph 3 of the Exchange Agreement shall remain unchanged except that the definition of Purchaser shall be the definition as amended herein, and that Paragraphs 3.3, 3.4, 3.5, 3.6 are deleted in their entirety. In place thereof, LGC, as Purchaser represents that its filings with the Securities and Exchange Commission, on forms 8-K and 10-Q the most recent thereof being the form 10-Q for the period ended September 30, 1999, accurately represent the business and financial condition of Purchaser.

4. Paragraph 4.1 of the Exchange Agreement shall remain unchanged except that the term the "Company" shall be deemed to mean LPA throughout Paragraph 4 and this Modification of the Exchange Agreement. Paragraph 4.2 shall remain unchanged except as set forth above.


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


Paragraph 4.3, 4.4, 4.5, 4.6 of the Exchange Agreement are hereby deleted in their entirety. In place thereof is as follows:

     i. The Company hereby represents that at the closing of this modification of Exchange agreement, LPA shall have the following:

          a. The License to engage in the Investment Banking Business in Hong Kong;

          b. The employee of LPA whose name appears on the Investment Banking License (compensation to be agreed upon between Purchaser and such employee) and a second employee, Martin Hee, shall remain as employees of record of LPA.

          c.   Cash in the amount of Eleven Million  ($11,000,000)  Dollars Hong
               Kong.

     ii. At the closing LPA shall have no liabilities of any nature whatsoever nor any commitments such as offices, office leases or equipment leases of any nature whatsover.

     iii. PUSA and LPFS represent that the shares of LPA to be delivered at the closing constitute all of the issued and outstanding shares of stock of LPA which shares shall be free and clear of any liens or encumbrances, options or rights of others.

5. Paragraph 5 of the Exchange Agreement shall remain the same except that Paragraph 5.1 shall be modified that the representations and warranties respecting LPA having no liabilities and the assets set forth in such representations shall survive for a period of one year following the closing hereunder.

A new Paragraph 6 shall be added to the Agreement:

6.   Covenants of the Parties.

     6.1 The parties agree to complete the Exchange as set forth in this modification of Exchange Agreement as soon as practicable. PUSA and LPFS represent that all conditions precedent to closing, including, but not limited to, consents and approvals required by the Hong Kong Securities Commission have been obtained and that all transfer fees, taxes and the like have been paid in full.

     6.2 As soon as practicable the parties undertake to cause the following to take place:


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


          6.2.1 LPA shall declare a dividend at or simultaneous with closing by which LPFS shall receive a dividend equal to Three Million ($3,000,000) Dollars Hong Kong form the LPA cash position and LGC shall, at its option, receive a dividend equal to Four Million ($4,000,000) Dollars Hong Kong.

     6.3 PUSA and LPFS shall cease using the name "Laidlaw" in any capacity and change the name of any entity with the name Laidlaw to another name.


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


                                [SIGNATURE PAGE]

IN WITNESS WHEREOF, each of the parties has caused this agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written. Except as set forth herein, the Parties acknowledge that all other agreements are null and void.


PUSA INVESTMENT COMPANY

By: /s/ Larry D. Horner
    -----------------------
Name: Larry D. Horner
Title: President


LAIDLAW PACIFIC FINANCIAL SERVICES (HOLDINGS), LTD.


By: /s/ Larry D. Horner
    -----------------------
Name: Larry D. Horner
Title: Chairman


LAIDLAW PACIFIC (ASIA), LTD.


By: /s/ Larry D. Horner
    -----------------------


LAIDLAW HOLDINGS, INC.


By: /s/ R. Bendelac
    -----------------------
Name: ROGER BENDELAC
Title: President


LAIDLAW GLOBAL CORPORATION


By: /s/ R. Bendelac
    -----------------------
Name: ROGER BENDELAC
Title: President


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